Exhibit 99.1

John Schwietz Compensation Package

1.	Base Salary: $525,000 per year
2.	Participation in Valmont’s 2026 Annual Incentive Plan (AIP) – Corporate Plan with a target of 80% of base salary (prorated for 2026) and capped at 2x bonus target.
3.	Increase in the Long Term Performance Share (LTIP) Plans for 2025-2027 (prorated from promotion date) and 2026-2028 (prorated from promotion date) with a new target value of 80% of base salary and capped at 2x target.
4.	Participation in the stock element of Valmont’s long-term incentive plans, with eligibility for a grant in December 2026 with a target value of 160% of base salary.
5.	Stock ownership guideline of 2.5x of Base Salary.